FNB FINANCIAL CORPORATION

    PROXY STATEMENT FOR THE ANNUAL MEETING OF
    SHAREHOLDERS TO BE HELD APRIL 25, 2000
    ________________________________

    GENERAL

Introduction, Day, Date, Time and Place of Meeting

    FNB Financial Corporation, a Pennsylvania business corporation, is furnishing this proxy statement in connection with the solicitation by its Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the corporation. The corporation is holding the Annual Meeting at the main office of The First National Bank of McConnellsburg, 101 Lincoln Way West, McConnellsburg, Pennsylvania, 17233, on Tuesday, April 25, 2000, at 1:00 p.m., Eastern time.

    The principal executive office of the corporation is located at 101 Lincoln Way West, McConnellsburg, Pennsylvania 17233. The telephone number for the corporation is (717) 485-3123. All inquiries should be directed to Daniel E. Waltz, Treasurer of the corporation. The First National Bank of McConnellsburg is a wholly-owned subsidiary of the corporation.

Solicitation and Voting of Proxies

    We are first sending this proxy statement and the enclosed form of proxy to shareholders of the corporation on or about March 20, 2000.

    Shares represented by proxies, if properly signed and returned, will be voted in accordance with the specifications made on the form of proxy by the shareholder. If the shareholder does not make any selections on the proxy, the proxy holders will vote his or her shares FOR the election of the four nominees for Class 1 Director named below and FOR the ratification of the selection of Smith Elliott Kearns and Company, Certified Public Accountants, of Chambersburg, Pennsylvania, as the independent auditors for the corporation for the year ending December 31, 2000. Execution and return of the enclosed proxy will not affect a shareholder's right to attend the annual meeting and vote in person, after giving written notice to the Secretary of the corporation. The corporation will pay for preparing, assembling, printing, mailing, and soliciting proxies, and any additional material which the corporation may furnish shareholders in connection with the annual meeting. In addition to the use of the mails, certain directors, officers and employees of the corporation and the bank may solicit proxies personally or by telephone, tele-copier, or other electronic means. The corporation will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons, and, upon request, the corporation will reimburse them for their reasonable forwarding expenses.

Revocability of Proxy

    A shareholder who returns a proxy may revoke the proxy at any time before it is voted only:

    * By giving written notice of revocation to George S.
         Grissinger, Secretary, FNB Financial Corporation, 101
        Lincoln Way West, McConnellsburg, Pennsylvania, 17233;

    * By executing a later-dated proxy and giving written notice thereof to the Secretary of the corporation; or

    * By voting in person after giving written notice to the Secretary of the corporation.

Voting Securities and Quorum

    At the close of business on Monday, March 6, 2000, the corporation had issued and outstanding 400,000 shares of common stock, par value $0.63 per share, the only authorized class of stock.

    Only shareholders of common stock of record at the close of business on Monday, March 6, 2000 will be entitled to notice of and to vote at the annual meeting. Cumulative voting rights do not exist with respect to the election of directors. On all matters to come before the annual meeting, each share of common stock is entitled to one vote.

Quorum and Votes Required for Approval

    Under Pennsylvania law and the By-laws of the corporation, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast shall constitute a quorum for the transaction of business at the annual meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

    Assuming the presence of a quorum, the four nominees for director receiving the highest number of votes cast by shareholders entitled to vote shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for the nominee.


    Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not "votes cast" and therefore do not count either for or against ratification. Abstentions and broker non-votes, however, have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares voted from which the required majority is calculated.

    PRINCIPAL BENEFICIAL OWNERS OF THE CORPORATION'S STOCK

Principal Owners

    The following table sets forth, as of March 6, 2000, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of 5% or more of the corporation's outstanding common stock, the number of shares beneficially owned by the person and the percentage of the outstanding common stock so owned. The footnotes to this table are set forth below the "Beneficial Ownership by Officers, Directors and Nominees" table, immediately following. Unless otherwise indicated, the reporting person individually owns all shares.

                          Amount and Nature
                          Of Beneficial           Percent of
Name and Address           Ownership   (1)           Class

Forrest R. Mellott           34,057                  8.51%
HCR 80 Box 1
Big Cove Tannery, PA 17212

Harvey J. Culler            20,079                  5.02%
371 South Second Street
McConnellsburg, PA 17233

Beneficial Ownership by Officers, Directors and Nominees

    The following table sets forth, as of March 6, 2000, the amount and percentage of the common stock of the corporation beneficially owned by each director, each nominee, and all officers and directors of the corporation as a group. Unless otherwise indicated, the reporting person individually owns all shares.

Name of Individual or        Amount and Nature of      Percent of
Identity of Group        Beneficial Ownership (1)(2)    Class (3)

Current Class 1 Directors (to serve until 2000)
and Nominees for Class 1 Directors (to serve  until 2003)

Patricia A. Carbaugh                 270  (4)            ---
Harry D. Johnston, D.O.           14,663  (5)           3.67%
Paul T. Ott                        4,720  (6)           1.18%
Lonnie W. Palmer                     110  (7)            ---


Current Class 2 Directors (to serve until 2001)

Harvey J. Culler                  20,079  (8)           5.02%
John C. Duffey                     1,298  (9)            ---
George S. Grissinger              12,100  (10)          3.03%
Forrest R. Mellott                34,057  (11)          8.51%


Current Class 3 Directors (to serve until 2002)

Henry W. Daniels                  10,000  (12)          2.50%
H. Lyle Duffey                     3,610  (13)           ---
David A. Washabaugh, III                5,000  (14)          1.25%
Daniel E. Waltz                     1,124  (15)           ---


All Officers and Directors as a
  Group (12 persons)             107,031               26.76%


(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has, or shares, voting or investment power or has the right to acquire beneficial ownership within 60 days after March 6, 2000. Beneficial ownership may be disclaimed as to certain securities.

(2) Information furnished by the directors and the corporation.

(3) Less than 1% unless otherwise indicated.

(4) Includes 270 shares held individually by Ms. Carbaugh.

(5) Includes 6,120 shares held individually by Dr. Johnston; 7,873 shares held individually by his spouse; 670 shares held by his son who resides in the same household.

(6) Includes 1,600 shares held individually by Mr. Ott; 3,020 shares held jointly with his spouse; 100 shares held individually by his spouse.

(7) Includes 110 shares held jointly with his spouse.


(8) Includes 100 Shares held individually by Mr. Culler;
19,979 shares held in trust for the benefit of his children.
Mr. Culler has sole power to vote the shares held in trust and to revoke the trust.

(9) Includes 1,238 shares held individually by Mr. John Duffey; 60 shares held by his daughter over which he has voting power.

(10)  Includes 5,500 shares held individually by Mr. Grissinger;
5,500 shares held individually by his spouse; 1,100 shares held jointly with his spouse.

(11) Includes 31,726 shares held individually by Mr. Mellott;
2,331 shares over which he has voting power.

(12) Includes 4,375 shares held individually by Mr. Daniels;
3,250 shares held individually by his spouse; 2,375 shares held jointly with his son.

(13) Includes 2,860 shares held individually by Mr. Lyle Duffey;
750 shares held jointly and equally with his three sons.

(14) Includes 4,458 shares held individually by Mr. Washabaugh;
542 shares held individually by his spouse.

(15) Includes 404 shares held individually by Mr. Waltz; 720 shares held jointly with his mother and sisters.

    ELECTION OF DIRECTORS

    The By-laws of the corporation provide for a classified Board of Directors with staggered three-year terms of office.
Accordingly, at the 2000 Annual Meeting of Shareholders, four
Class 1 Directors shall be elected to serve a three-year term and until their successors are elected and qualified.

    The Board of Directors has nominated the following individuals to serve as Class 1 Directors, all of whom currently serve as Class 1 Directors:

    *  Patricia A. Carbaugh
    *  Harry D. Johnston
    *  Paul T. Ott
    *  Lonnie W. Palmer

    Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the four nominees for Class 1 Director named above. If any nominee should become unavailable for any reason, proxies will be voted in favor of a substitute nominee as the Board of Directors of the corporation shall determine. The Board of Directors has no reason to believe that, if elected, the nominees named will be unable to serve. A majority vote of the directors then in office may fill any vacancy occurring on the Board of Directors of the corporation for any reason until the expiration of the term of the vacancy.

    In addition, there is no cumulative voting for the election of the directors. Each share of common stock is entitled to cast only one vote for each nominee. For example, if a shareholder owns ten shares of common stock, he or she may cast up to ten votes for each of the named four Class 1 Directors to be elected.

    INFORMATION AS TO NOMINEES AND DIRECTORS

    The following table contains certain information with respect to the corporation's directors and the nominees for Class 1
Director:

                ________________________________

    CURRENT CLASS 1 DIRECTORS
    WHOSE TERM EXPIRES IN 2000
    AND
    NOMINEES FOR CLASS 1 DIRECTOR
    WHOSE TERM EXPIRES IN 2003
    ____________________________

                      Age         Principal         Director of
                     as of     Occupation for       Corporation/
Name                      3/6/00    Past Five Years       Bank Since

Harry D. Johnston, D.O. 63   Physician; Vice          1987/1980
(2)(4)(6)(8)(9)(10)(12)      President of the
                             corporation, Chairman
                             of the Board of the bank.

Paul T. Ott            77    Retired                  1987/1980
(1)(3)(7)(8)(11)(13)

Patricia A. Carbaugh    56    Administrative           1997/1990
(9)                          Assistant

Lonnie W. Palmer       47    Dairy Farmer             1997/1994
(3)(7)












    ____________________________

    CLASS 2 DIRECTORS
    WHOSE TERM EXPIRES IN 2001
    ____________________________

                      Age          Principal         Director of
                     as of       Occupation for     Corporation/
Name                      3/6/00      Past Five Years     Bank Since

Harvey J. Culler       74    Chairman of the Board    1987/1960
(2)(4)(6)(9)(11)(12)         of H.J. Culler Inc.

John C. Duffey              46    President and CEO of     1988/1988
(2)(3)(4)(6)(7)(8)           the corporation and
(9)(11)*                     of the bank

George S. Grissinger    83   Secretary of the         1987/1959
(1)(5)(7)(10)(11)(13)        corporation; Retired

Forrest R. Mellott      63    Chairman of Mellott      1998/1998
(2)(8)(11)                   Enterprises, Inc. &
                             H.B. Mellott Estates, Inc.
                ________________________________

    CLASS 3 DIRECTORS
    WHOSE TERM EXPIRES IN 2002
                ________________________________

                      Age          Principal         Director of
                     as of       Occupation for
Corporation/
Name                     3/6/00      Past Five Years      Bank Since

Henry W. Daniels       78     Vice Chairman of the    1987/1956
(1)(3)(5)(6)(7)(9)             corporation; Retired
(12)(13)

H. Lyle Duffey              77     Chairman of the Board   1987/1956
(1)(2)(3)(4)(6)(9)(13)*       of the corporation;
                              Retired

David A. Washabaugh III 64     President of Fulton     1987/1980
(3)(4)(7)(8)(9)(11)            Motor Sales, Inc.
Daniel E. Waltz        37     Treasurer of the        1995/1990
(1)(2)(3)(4)(8)(11)(13)       corporation; Sr. VP/CFO
                              and Secretary of the bank

    All of the above named corporate directors also serve on the Board of Directors of The First National Bank of McConnellsburg.

* H. Lyle Duffey, Chairman of the Board of the corporation and John C. Duffey, Director and President of the corporation and the bank, are father and son, respectively.

(1) Member of the bank's Audit Committee. The Audit Committee met 4 times in 1999 to supervise the internal audit activities of the bank and to supervise and direct the bank and corporation's internal and external auditors.

(2) Member of the bank's Asset/Liability Committee. The Asset/ Liability Committee met 6 times during 1999 to assist in the allocation of funds within the guidelines established by bank policy based upon such matters as interest rate sensitivity, deposit structures, liquidity, loans, investments and policy adequacy. The committee also makes recommendations on dividends and capital adequacy.

(3)  Member of the bank's Loan Committee.  The Loan Committee met
34 times during 1999 to review and approve loans within the limits set forth in the bank's Loan Policy.

(4)  Member of the bank's Investment Committee. The Investment
Committee met 2 times during 1999. The committee reviews and recommends investment strategies in line with the bank's
Investment Policy.

(5)  Member of the corporation's Nominating Committee.  The
Nominating Committee met 1 time during 1999 to set nominations for directors at the Annual Meeting of Shareholders.

(6)  Member of the bank's Executive Committee. The Executive
Committee met 2 times in 1999 to discuss and review matters which needed immediate action beyond the scope of daily management.

(7)  Member of the bank's Appraisal Committee. The Appraisal
Committee met 1 time during 1999 to assess real estate property lending standards.

(8)  Member of the bank's Public Relations Committee. The Public
Relations Committee met 3 times during 1999 to discuss public relations and marketing matters.

(9)  Member of the bank's Personnel Committee. The Personnel
Committee met 2 times during 1999 to oversee personnel and employment matters of the bank.

(10) Member of the bank's Security Committee. The Security
Committee met 1 time during 1999 to discuss matters regarding the bank's physical and employee security.

(11) Member of the bank's Building Committee. The Building
Committee met 2 times during 1999 to oversee the corporation's and bank's physical facilities.

(12) Member of the Compensation Committee. The Compensation
Committee met 1 time during 1999 to review, discuss and set salary schedules for the bank's executive officers.

(13) Member of the Electronic Data Processing (EDP) Committee.
The EDP Committee met 3 times during 1999 to review issues related to the bank's internal computer system and to deal with Year 2000 issues.

Nominations

     A shareholder who desires to propose an individual for consideration by the board of directors as a nominee for director should submit a proposal in writing to the Secretary of the corporation in accordance with Section 202 of the By-laws of the corporation.

Board meetings, compensation of directors

    During 1999, the bank's Board of Directors held 19 meetings, and the corporation's Board of Directors held 5 meetings. Each of the directors of the corporation, who is also a director of the bank, attended at least 75% of the combined total number of meetings of the Board of Directors and the committees on which he or she serves.

     During the first five months of 1999, the bank's Board of Directors received $125 for each meeting attended, $25 for each committee meeting attended, and a $2,000 annual fee. Effective June 1, 1999, board meetings were held monthly and the bank's Board of Directors received $250 for each meeting attended. The directors of the corporation do not receive compensation for attendance at the corporation's Board of Director's meetings. In the aggregate, the bank paid $70,954 in 1999 to all directors for attending all bank and committee meetings of the Board of Directors.



    EXECUTIVE COMPENSATION

    Shown below is information concerning the annual compensation for services in all capacities to the corporation and the bank for the fiscal years ended December 31, 1999, 1998 and 1997 for the Chief Executive Officer. There was no executive officer of the corporation or the bank whose total annual salary and bonus during 1999 exceeded $100,000.





    Summary Compensation Table
 (a)      (b)     (c)     (d)     (e)      (f)    (g)       (h)
                                  Other                     All
                                 Annual                    Other
                                 Compen-   Stock  Option/ Compen-
                 Salary   Bonus   sation   Awards  SARs    sation
 Name    Year    ($)(1)    ($)     ($)      ($)    (#)     ($)(2)

John C.  1999    94,396   2,000    --       --      --     4,469
Duffey,  1998    92,002   1,500    --       --      --     4,197
CEO      1997    86,208   2,835    --       --      --     3,943

(1) Represents Mr. Duffey's salary as the Chief Executive Officer, and an annual director's retainer fee of $2,000, and $2,800 in fees for his service as director in 1999, $3,000 in 1998, and $2,900 in 1997.

(2) Represents insurance premiums paid by the bank for straight term life insurance for Mr. Duffey in the following amounts:
$1,024 in 1999, $752 in 1998, and $230 in 1997. This figure also includes the bank's share of the contribution to Mr. Duffey's 401-K Plan of $3,445 in 1999, $3,445 in 1998, and $3,713 in 1997.

Compensation Committee Report On Executive Compensation

    The corporation's overall executive compensation philosophy, which is carried out by the Compensation Committee, is to:

    * Attract and retain quality talent, which is critical to both the short-term and long-term success of the corporation.

    * Reinforce strategic performance objectives through the use of incentive bonus programs.

    * Create a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

    The committee's approach to total compensation is to offer competitive salaries and benefits as they relate to comparisons with similar market practices. The committee annually examines market compensation levels and trends observed in the labor market through the use of available survey data. For its purposes, the committee has defined the labor market as the pool of executives who are employed in similar positions within financial institutions of similar asset size and geographic region as the First National Bank of McConnellsburg utilizing as the guide the total compensation paid by banks who participate in the annual LR Webber Associates Salary and Benefits Survey. This survey reports on salary information as it relates to 126 Pennsylvania financial institutions. In addition, the committee considers executive performance as it relates to the bank's financial performance as compared to peer groups analyzed in the Uniform Bank Performance Report as prepared by the Federal Financial Institutes Examination Council (FFIEC). Market and survey information are used as a frame of reference for annual total compensation adjustments.

Compensation of Chief Executive Officer

    John C. Duffey, the President and CEO of the corporation and of the bank, has entered into an employment contract as described in a later section of this proxy statement entitled "Employment and Severance Agreements". This contract contains a section entitled "Annual Direct Salary" which specifies that annually, the executive's base salary shall be adjusted to assure that his salary is, at a minimum, equal to the weighted average base salary published in the latest L.R. Webber Salary and Benefits Survey for the Chief Executive Officer category as related to banks of similar asset size. The executive's base salary is then factored as a part of the total compensation figure. Total compensation includes base salary, bonus, and other taxable compensation.
Total compensation is based, in part, on both individual and bank performance, but these factors are not specifically weighted.

    The total compensation paid to John C. Duffey as compared to the aforementioned L.R. Webber survey information, places the named executive's total compensation at 84.64% of the average total compensation paid to Chief Executive Officers in banks with similar asset sizes, and 76.41% of average total compensation paid to Chief Executive Officers in banks within the Franklin and Fulton County labor market area. As related to the bank's financial performance, the committee feels the executive's total compensation accurately reflects the bank's relative position and related performance as compared to other banks of similar asset size and regional location.

Executive Officers

    As related to the total compensation package for other executive officers not named in the compensation table, the committee makes salary decisions utilizing an annual review process with input from the CEO. The annual review process considers the decision-making responsibilities of each executive management position, as well as the experience, work performance, and related skills of position incumbents. Review factors are utilized and weighted at the committee's discretion. To help quantify these measures, the committee utilizes the L.R. Webber Associates Wage and Salary Survey.

    Annual Bonus Plan - The bank provides for bonus payments to reward executive officers for accomplishing certain annual goals and objectives. Individual executive officer goals and objectives are established utilizing a strategic plan approach.

    The bonus earned by the Chief Executive Officer in 1999 was 2.23% of salary as compared to 1.72% in 1998. The average bonus earned in 1999 by the six executive officers of the bank other than the Chief Executive Officer was 2.54% of base salary, compared with 1.82% in 1998. The increase in bonus payments to these individuals is directly related to the increase in financial performance of the organization in 1999.


    Compensation Committee

    Harvey J. Culler
    Henry W. Daniels
    Harry D. Johnston


    Employment and Severance Agreements - John C. Duffey has entered into an employment agreement with the corporation. This agreement specifies a term of employment of five years beginning August 1, 1995 and ending July 31, 2000. This agreement provides that the executive shall serve as the Chief Executive Officer of the corporation and the bank and as a board member of the corporation and the bank. During this employment term, the executive has agreed to devote substantially all of his working time to the business of the corporation and the bank and has agreed not to enter into any business arrangement which would be deemed competitive to the corporation or the bank. The employment agreement provides for a minimum guaranteed base salary as described in the above section entitled "Compensation of Chief Executive Officer". The Employment Agreement also provides for an incentive compensation bonus plan as described in the above section entitled "Annual Bonus Plan".

    The employment agreement provides fringe benefits equal to those of other employees of the bank. In addition, the employment agreement provides for the use of a bank purchased or leased automobile and reimbursement for all operating expenses of this automobile. The employment agreement also provides for reimbursement of all expenses for the executive and, if applicable, the executive's spouse to attend Pennsylvania trade association conventions. The agreement also provides for payment of physical examinations of the executive on an every other year basis by a physician chosen by the executive.

    The employment agreement provides that employment shall be at will, but if employment is terminated without cause as defined in the agreement, or the executive resigns for good reason as defined in the agreement, the executive can receive the greater of twenty four months' salary or an amount equal to the remaining time of the employment agreement. The corporation may also be required to pay certain additional benefits. The employment agreement also provides that once the executive's employment has terminated, he shall keep certain information confidential and shall not compete with the corporation or its subsidiaries for a period of one year.

    The employment agreement contains a "Change of Control" clause which provides for a severance allowance for the executive in the event of a "Change in Control" equal to the greater of twenty four months' salary or an amount equal to the remaining time of the employment agreement. The employment agreement defines "Change of Control" as:

    * The acquisition of the beneficial ownership of at least twenty five percent of the corporation's voting securities or all or substantially all of the assets of the corporation by a single person or entity or a group of affiliated persons or entities other than the corporation or a person or persons who are officers or directors of the corporation;

    * The merger, consolidation or combination of the corporation or bank with an unaffiliated corporation in which the directors of the corporation or bank, as a result of such merger, consolidation or combination constitute less than a majority of the corporate Board of Directors of the surviving, new or combined entity, unless such reason results from a catastrophic accident;

    * During any period of two consecutive terms of this agreement, individuals who at the beginning of such period constitute the Board of Directors of the corporation cease, for any reason, to constitute at least a majority of the board, unless the election of each director who was not a director at the beginning of the two year period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; and

    * An event deemed a "Change of Control" by any federal or state regulatory body.


401(K) Plan and Non-Executive Officer Cash Bonus Policy

    The corporation does not have a retirement or pension plan. The bank, however, maintains a 401(K) Plan covering all eligible employees who have attained the age of 20 years and completed six months of service. Employees become fully vested after six years of service. Normal retirement is at sixty-five years of age, with a provision for early retirement at age fifty-five. The bank's total contribution to the plan for the year ending December 31, 1999 was $42,028.

    The bank's Board of Directors makes discretionary annual bonus payments to non-executive officer employees and non-officer employees. Factors considered by the Board of Directors in making a bonus decision include the financial performance of the bank and the degree in which non-executive officers and non-officer employees were able to impact the performance of the organization.

     The bonus is distributed to this group of employees based on a percentage of total wages.

    CERTAIN TRANSACTIONS

    There have been no material transactions between the corporation and the bank, nor any material transactions proposed, with any director or executive officer of the corporation and the bank, or any associate of any of the foregoing persons during 1999. The corporation and the bank have had, and intend to continue to have, banking and financial transactions in the ordinary course of business with directors and officers of the corporation and the bank and their associates on comparable terms and with similar interest rates and collateral, as those prevailing at the time for other customers of the corporation and the bank.


    Total loans outstanding from the corporation and the bank as of December 31, 1999, to the corporation's and bank's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $2,370,934 or 19.49% of the bank's total equity capital. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collection or present other unfavorable features. The largest aggregate amount of indebtedness outstanding at any time during fiscal year 1999 to officers and directors of the corporation and the bank was $3,027,731. The aggregate amount of indebtedness outstanding as of the latest practicable date, January 31, 2000, to the above described group was $2,494,785.


    PRINCIPAL OFFICERS OF THE CORPORATION

    The following table sets forth selected information about the principal officers of the corporation as of March 6, 2000, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the board of directors:

                                    Bank    # of  Shares    Age
           Office and     Held    Employee  Beneficially   as of
Name      Position Held   Since    Since       Owned      3/6/00

H. Lyle     Chairman of
Duffey      the Board       1987     (1)        3,610         77


Henry W.
Daniels     Vice Chairman   1987     (1)       10,000         78

John C.
Duffey      President       1995     1982       1,298         46

Harry D.
Johnston    Vice President  1987     (1)       14,663         63

George S.
Grissinger  Secretary       1987     (1)       12,100         83

Daniel E.
Waltz      Treasurer       1994     1983       1,124         37

(1) Messrs. H.L. Duffey, Daniels, Johnston and Grissinger are not employees of the bank.

    PRINCIPAL SENIOR OFFICERS OF THE BANK
                                                           Age
                                     Bank     # of Shares  as  of
            Office and      Held   Employee  Beneficially  Mar. 6
Name       Position Held    Since    Since      Owned       2000

John C.    President and    1993     1982       1,298        46
Duffey     Chief Executive
           Officer

Daniel E.  Senior Vice      1993     1983       1,124        37
Waltz      President & Chief
           Financial Officer

Thomas H.  Vice President   1993     1971         200        48
DeShong    and Cashier

William K. Vice President   1999     1999          0        54
Walker III and Loan Services
          Division Mgr.

Brenda     Vice President   1993     1972         208        50
Gordon     and Sr. Loan Officer

Mary Anne  Vice President   1993     1983         891        60
Garland    and Customer
          Service Officer

Margaret  Vice President   1999     1983          10        48
A. Kobel  and Human Resource
          Officer



    LEGAL PROCEEDINGS

    The nature of the corporation's and the bank's business generates a certain amount of litigation involving matters arising in the ordinary course of business. However, in the opinion of management of the corporation and bank, there are no proceedings pending to which the corporation and bank are a party or to which their property is subject, which, if determined adversely to the corporation and bank, would be material in relation to the corporation's and bank's undivided profits or financial condition. There are no proceedings pending other than ordinary routine litigation incident to the business of the corporation and bank. In addition, no material proceedings are pending or known to be contemplated against the corporation or bank by government authorities.

    RATIFICATION OF INDEPENDENT AUDITORS

    The Board of Directors has appointed Smith Elliott Kearns & Company, Certified Public Accountants of Chambersburg, Pennsylvania, as the corporation's independent auditors for its 2000 fiscal year. The Board of Directors proposes that shareholders ratify this selection. Smith Elliott Kearns & Company have advised the corporation that none of its members has any financial interest in the corporation. Smith Elliott Kearns & Company served as the corporation's independent auditors for the 1999 fiscal year, assisted the corporation and the bank with the preparation of federal and state tax returns, and provided assistance with regulatory matters. The firm charged the corporation and the bank for these services at its customary hourly billing rates. The corporation's and the bank's Board of Directors approved these non-audit services after due consideration of the accountant's objectivity and after finding them to be wholly independent.

    Ratification of the selection of Smith Elliott Kearns & Company will require the affirmative vote of a majority of the votes cast. Unless a shareholder instructs to the contrary on his or her proxy, the proxy holders will vote for the ratification of the selection of Smith Elliott Kearns & Company as the corporation's independent auditors for the 2000 fiscal year. In the event shareholders do not ratify the selection of Smith Elliott Kearns & Company, the Board of Directors may choose another accounting firm to provide independent public accountant audit services for the 2000 fiscal year. A representative of Smith Elliott Kearns & Company will be present to make a statement and answer questions at the Annual Meeting.

    The Board of Directors recommends that the shareholders vote
FOR the ratification of the selection of Smith Elliott Kearns &
Company as the independent auditors for the corporation for the year ending December 31, 2000.

    ANNUAL REPORT

    A copy of the corporation's Annual Report for its fiscal year ended December 31, 1999 is enclosed with this proxy statement. A representative of Smith Elliott Kearns & Company, the accounting firm which examined the financial statements in the annual report, will attend the annual meeting. This representative of Smith Elliott Kearns & Company will have the opportunity to make a statement, if he/she desires to do so, and will be available to respond to any appropriate questions presented by shareholders at the annual meeting.

    SHAREHOLDER PROPOSALS

    Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the corporation's proxy statement for its 2001 annual meeting of shareholders must deliver the proposal in writing to the Chairman of FNB Financial Corporation at the corporation's principal executive offices at 101 Lincoln Way West, McConnellsburg, Pennsylvania 17233, not later than Monday, November 20, 2000. Also, if the corporation does not receive by February 3, 2001, notice of a shareholder proposal that will not be included in the corporation's Proxy Statement, the proxy holders at the 2001 Annual Meeting may vote on the proposal at their discretion.


    OTHER MATTERS

    The Board of Directors does not know of any matters to be presented for consideration other than those matters described in the Notice of Annual Meeting of Shareholders, but if any matters are properly presented, the proxy holders will vote on such matters in accordance with their best judgement.